UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐Preliminary Proxy Statement
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐Definitive Proxy Statement
☒Definitive Additional Materials
☐Soliciting Material Pursuant to §240.14a-12

REPUBLIC AIRWAYS HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐
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REPUBLIC AIRWAYS HOLDINGS INC.

8909 Purdue Road, Suite 300

Indianapolis, Indiana  46268

Dear Stockholder:

You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held on Tuesday, June 3, 2008 at 10:00 a.m., local time, at Holiday Inn North at the Pyramids, 3850 Depauw Boulevard, Indianapolis, IN 46268.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (a) to elect five directors of the Company and (b) to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2008.  At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience.  You may vote by mail with the enclosed proxy card or by telephone or on the Internet by following the instructions on the proxy card.

Thank you for your cooperation.

Very truly yours,

                                Bryan K. Bedford
Chairman of the Board of Directors,
President and Chief Executive Officer

Indianapolis, Indiana
May 2, 2008

TABLE OF CONTENTS

REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268

_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 3, 2008

_______________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Republic Airways Holdings Inc. (the “Company”) will be held on Tuesday, June 3, 2008 at 10:00 a.m., local time, at Holiday Inn North at the Pyramids, 3850 Depauw Boulevard, Indianapolis, IN 46268, for the following purposes:

(1)	To elect five directors to serve for the ensuing year;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2008; and

(3)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 28, 2008 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person.  However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided.  No postage is required if the proxy is mailed in the United States.  You may also vote by telephone or on the Internet by following the instructions on the enclosed form of proxy.  Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, June 3, 2008:

The 2008 Proxy Statement and Annual Report to Stockholders are available at www.amstock.com/ProxyServices/ViewMaterials.asp.

By Order of the Board of Directors

Robert H. Cooper
Secretary

Indianapolis, Indiana
May 2, 2008

REPUBLIC AIRWAYS HOLDINGS INC.
8909 Purdue Road, Suite 300
Indianapolis, Indiana  46268

_______________________

PROXY STATEMENT

_______________________

This Proxy Statement contains information related to the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 3, 2008 at 10:00 a.m., local time, and at any postponements or adjournments thereof.  This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying form of proxy are first being mailed to stockholders of the Company on or about May 2, 2008.

 ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, consisting of (a) the election of directors and (b) the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2008. In addition, management will report on the performance of the Company during 2007 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies were mailed to stockholders on or about May 2, 2008 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 28, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting, or any postponements and adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponements or adjournments thereof.  If you are “street name” stockholders and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.

“Limitation On Voting By Foreign Owners” at the end of this Proxy Statement contains a description of restrictions on voting by stockholders who are not “U.S. Citizens,” as defined by applicable rules and regulations.

What are the voting rights of the holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter acted upon. On April 28, 2008, there were 35,541,233 shares of common stock outstanding.

What constitutes a quorum?

The presence at the meeting in person or by proxy, of the holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 35,541,233 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of holders representing at least 17,770,617 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been attained.

What is a broker non-vote?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one in which the broker or nominee has discretionary voting authority under the applicable rules of the New York Stock Exchange.  Under the rules of the New York Stock Exchange, brokers holding stock for the accounts of their clients who have not been given specific voting instructions are allowed to vote client proxies on Proposal No. 1 relating to the election of directors and Proposal No. 2 relating to the ratification of the appointment of Deloitte & Touche LLP.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it in the enclosed return envelope, it will be voted as you direct, or you may vote by telephone or on the Internet following the instructions on the proxy card. If you are a registered stockholder (that is, you hold your stock in certificate form) and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

If your shares are held in “street name,” please check your proxy card and contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A large number of banks and brokerage firms are participating in the online program of ADP Investor Communications Services. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP’s program. If you vote by telephone or electronically through the Internet, please do not mail your proxy. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed proxy card.

Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the meeting.

Internet Availability of Proxy Materials.

In accordance with the amended proxy rules recently adopted by the Securities and Exchange Commission (the “SEC”), the Company is making available the proxy materials to all of its stockholders on the internet.  Please visit www.amstock.com/ProxyServices/ViewMaterials.asp.  The Company is also providing all of its stockholders with a complete set of the proxy materials by mail including a copy of the Company’s annual report, including the financial statements for the fiscal year ended December 31, 2007.

Can I receive more than one set of annual meeting materials?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, telephone (317) 484-6000. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting and vote in person, although attendance at the meeting alone will not by itself revoke a previously granted proxy.  If your stock is held in “street name,” you must contact your broker or nominee for instructions as to how to change your vote.

How are nominees for election to our Board of Directors selected?

Our independent directors recommend to our Board of Directors individuals as nominees for election to our Board of Directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Board of Directors does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to our Board of Directors. In identifying and evaluating nominees for director, the Board of Directors considers each candidate’s experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors.

The Board of Directors will consider stockholder nominations as nominees for election to our Board of Directors. In evaluating such nominations, the Board of Directors will use the same selection criteria the Board of Directors uses to evaluate other potential nominees. You may suggest a nominee by sending the following information to our Board of Directors: (i) your name, mailing address and telephone number, (ii) the suggested nominee’s name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, (iv) the suggested nominee’s resume or other description of his or her background and experience, and (v) your reasons for suggesting that the individual be considered. The information should be sent to the Board of Directors addressed as follows: Board of Directors Nominations, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must have received such nomination for the 2009 Annual Meeting at its principal office at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268 no earlier than February 16, 2009 and no later than March 18, 2009.

All five of the director nominees identified in this Proxy Statement currently serve as directors of the Company and all have been nominated by our full Board of Directors, including all of our independent directors, for re-election. The Company has not paid a fee to any third party for the identification or evaluation of any candidates for our Board of Directors.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote to approve Proposal No. 1, for election of the nominated slate of directors to serve for the ensuing year, and Proposal No. 2, for the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company for the year ending December 31, 2008, as set forth in the notice of meeting on the cover page of this Proxy Statement. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors.  The five nominees receiving the highest number of affirmative votes of the votes cast at the meeting, either in person or by proxy, shall be elected as directors. A properly executed proxy card marked “WITHOUT AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of Independent Registered Public Accountants.  The ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the Company requires the affirmative vote of the holders of at least a majority of the total voting power of the Company’s common stock present in person or represented by proxy and entitled to vote at the annual meeting.  For purposes of this vote, a vote to abstain (or a direction to your broker, bank or other nominee to abstain) will be counted as present in person or represented by proxy and entitled to vote at the annual meeting, and therefore, will have the effect of a negative vote.  The ratification of the appointment of the independent registered public accounting firm is a matter on which a broker or other nominee is generally empowered to vote.  Accordingly, no broker non-votes are expected to exist in connection with Proposal No. 2.

Other Items.  For each other item that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy entitled to vote on the item will be required for approval. A properly executed proxy card marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum and, thus, have the effect of a vote against the proposals.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
CERTAIN STOCKHOLDERS AND MANAGEMENT

 Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 11, 2008 of each person who is known by us to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address	Shares Beneficially Owned	Percentage Beneficially Owned (1)
Royal Capital Management, L.L.C. (2)	3,041,100	8.6%
Robert W. Medway (2)	3,041,100	8.6%
Yale M. Fergang (2)	3,041,100	8.6%
FMR LLC (3)	2,522,817	7.1%
Orbis Investment Management Limited (4)	3,929,893	11.1%
Dimensional Fund Advisors LP (5)	3,628,373	10.2%
__________________________

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons have the right to acquire them within 60 days after April 1, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after April 1, 2008 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Royal Capital Management, L.L.C., Robert W. Medway and Yale M. Fergang together filed Amendment No. 1 to Schedule 13G on March 12, 2008, indicating that, as of December 31, 2007, each of them has sole voting and dispositive power over 3,041,100 shares.  As the principals of Royal Capital Management, LLC, Messrs. Medway and Fergang may direct the vote and disposition of the 3,041,100 shares of common stock beneficially owned by Royal Capital Management, LLC.  The address of the beneficial owners is 623 Fifth Avenue, 24th Floor, New York, New York 10022.

(3)
FMR LLC (the successor of FMR Corp.) filed Amendment No. 2 to Schedule 13G on February 14, 2008, indicating that, as of December 31, 2007, FMR LLC has sole voting power over 451,943 shares and sole dispositive power over 2,522,817 shares.  Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,007,787 shares or 5.5% of the common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  These investment companies, trusts and accounts are, collectively, the “Funds.”

Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and the Funds, each has sole power to dispose of the 2,007,787 shares owned by the Funds.  Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC.  Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 515,030 shares or 1.4% of the outstanding common stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 515,030 shares and sole power to vote or to direct the voting of 451,934 shares of Common Stock owned by the institutional accounts managed by PGATC.  The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Orbis Investment Management Limited (“OIML”) filed Amendment No. 2 to Schedule 13G on February 8, 2008, indicating that, as of December 31, 2007, OIML has the sole voting power over 3,872,093 shares, the shared voting power over 57,800 shares and the sole dispositive power over 3,929,893 shares. The address of OIML is LPG Building, 34 Bermudiana Road, Hamilton, HM11, Bermuda.

(5)
Dimensional Fund Advisors LP (“Dimensional”) filed Amendment No. 2 to Schedule 13G on March 5, 2008, indicating that, as of December 31, 2007, Dimensional has sole voting and dispositive power over 3,628,373 shares.  Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are, collectively, the “Funds.”  In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the common stock of the Company that is owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds.  However, all the shares are owned by the Funds.  Dimensional disclaims beneficial ownership of such shares.  The address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 11, 2008 of:

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name and Address (1)	Shares Beneficially Owned	Percentage Beneficially Owned (2)
Bryan K. Bedford (3)	886,133	2.5%
Robert H. Cooper (4)	96,371	*
Wayne C. Heller (5)	198,119	*
Joseph M. Jacobs (6)	18,563	*
Douglas J. Lambert (7)	17,500	*
Lawrence J. Cohen (8)	17,500	*
Mark E. Landesman (9)	17,500	*
Mark L. Plaumann (10)	17,500	*
All directors and executive officers as a group (9 persons) (11)	1,269,185	3.5%
_________________________

*	Less than 1%.

(1)	Unless otherwise indicated, the address of all persons is c/o Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.
(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock when such person or persons have the right to acquire them within 60 days after April 11, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after April 11, 2008 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 476,625 shares subject to stock options and 4,705 restricted shares as to which Mr. Bedford has voting power but not investment power.
(4)	Includes 91,667 shares subject to stock options and 3,136 restricted shares as to which Mr. Cooper has voting power but not investment power.
(5)	Includes 118,415 shares subject to stock options and 3,136 restricted shares as to which Mr. Heller has voting power but not investment power.
(6)
Includes 17,500 shares subject to stock options and 1,063 shares held by WexAir RJET LLC f/k/a WexAir LLC, Wexford Capital LLC.  Mr. Jacobs may, by reason of his status as a controlling person of Wexford Capital LLC, be deemed to own beneficially the shares of common stock of which WexAir RJET LLC and Wexford Capital LLC possess beneficial ownership. Mr. Jacobs disclaims beneficial ownership of the shares of common stock owned by WexAir RJET LLC and Wexford Capital LLC.  The address of Mr. Jacobs is Wexford Plaza, 411 West Putnam Avenue, Greenwich, Connecticut 06830.  Mr. Jacobs determined not to stand for reelection as a director of the Company.

(7)	Consists of shares subject to stock options. The address of Mr. Lambert is c/o Alvarez & Marsal Inc., 101 East 52nd Street, 7th Floor, New York, New York 10022.
(8)	Consists of shares subject to stock options. The address of Mr. Cohen is c/o Pembroke Companies, Inc., 70 East 55th Street, 7th Floor, New York, New York 10022.
(9)	Consists of shares subject to stock options. The address of Mr. Landesman is c/o ML Management Associates, Inc., 125 W. 55th Street, 8th Floor, New York, New York 10019.
(10)	Consists of shares subject to stock options. The address of Mr. Plaumann is 340 Pemberwick Road, 1st Floor, Greenwich, CT 06831.
(11)	Includes 774,207 shares subject to stock options and 10,977 restricted shares.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of SEC Regulation S-K. This Code of Ethics applies to our principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics is publicly available on our website at http://www.rjet.com.  If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four days of such amendment or waiver.

 Compensation Committee Interlocks and Insider Participation

The Compensation Committee was formed in May 2004 and currently consists of Mark L. Plaumann, Lawrence J. Cohen and Douglas J. Lambert.  They are independent directors, and none of them are present or past employees or officers of the Company or any of our subsidiaries.  No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.  None of our executive officers has served on the board or the compensation committee (or other committee serving as equivalent function) of any other entity, one of whose executive officers served on our Board of Directors or Compensation Committee.

 PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Five directors (constituting the entire Board of Directors, but for Joseph M. Jacobs who determined not to stand for reelection) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the 2009 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Our current Board of Directors consists of six members, four of whom are “independent” within the meaning of Rule 4200(a)(15) of The NASDAQ Stock Market.  The four consist of Messrs. Cohen, Lambert, Landesman and Plaumann.  All of the nominees have been recommended by all of our independent directors for election to our Board of Directors and all have consented to serve if elected.  If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

The Company currently has six members on its Board of Directors. Each of the Company’s directors holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier, as provided in our by-laws. No family relationship exists among any of the directors or executive officers.

 Director Biographies

The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Bryan K. Bedford	46	1999
Bryan K. Bedford joined us in July 1999 as our president and chief executive officer and a member of our board of directors and became chairman of the board in August 2001. From July 1995 through July 1999, Mr. Bedford was the president and chief executive officer and a director of Mesaba Holdings, Inc., a publicly owned regional airline. He has over 19 years of experience in the regional airline industry, and was named regional airline executive of the year in 1998 by Commuter and Regional Airline News and again in 2005 by Regional Airline World magazine.  Mr. Bedford is a licensed pilot and a certified public accountant. He also served as the 1998 Chairman of the Regional Airline Association (RAA), and remains on the Board of Directors of the RAA.

Lawrence J. Cohen	52	2002
Lawrence J. Cohen has been a director since June 2002. He is the owner and President of Pembroke Companies, Inc., an investment and management firm that he founded in 1991. The firm makes investments in and provides strategic management services to real estate and specialty finance related companies. From 1989 to 1991, Mr. Cohen worked at Bear Stearns & Co. where he attained the position of Managing Director. From 1983 to 1989, Mr. Cohen served as first Vice President in the Real Estate Group of Integrated Resources, Inc. From 1980 to 1983, Mr. Cohen was an associate at the law firm of Proskauer Rose Goetz & Mendelsohn. Mr. Cohen is a member of the bar in both New York and Florida.

Douglas J. Lambert	50	2001
Douglas J. Lambert has been a director since August 2001. He is presently a Managing Director in the Debtor Advisory and Crisis Management Group of Alvarez & Marsal Inc. From 1994 to 2003, Mr. Lambert was a Senior Vice President of Wexford Capital LLC. From 1983 to 1994, Mr. Lambert held various financial positions with Integrated Resources, Inc.’s Equipment Leasing Group, including Treasurer and Chief Financial Officer. He is a certified public accountant.

Mark E. Landesman	47	2002
Mark E. Landesman has been a director since June 2002. Mr. Landesman is President of ML Management Associates, Inc., an entertainment business management firm, which he founded in 1988. The firm is responsible for the financial affairs for numerous entertainment industry clients. Mr. Landesman is a certified public accountant.

Mark L. Plaumann	52	2002
Mark L. Plaumann has been a director since June 2002. He is presently a Managing Member of Greyhawke Capital Advisors LLC, which he co-founded in 1998. He is on the board of ICx Technologies, Inc. and two other private companies.  From 1995 to 1998, Mr. Plaumann was a Senior Vice President of Wexford Capital LLC. From 1990 to 1995, Mr. Plaumann was employed by Alvarez & Marsal, Inc. as a Managing Director. From 1985 to 1990, Mr. Plaumann worked for American Healthcare Management, Inc., where he attained the position of President. From 1974 to 1985, Mr. Plaumann worked in both the audit and consulting divisions of Ernst & Young, where he attained the position of Senior Manager and he is a certified public accountant. Mr. Plaumann is the Chair of our Audit Committee, is an “audit committee financial expert” and is independent as defined under applicable SEC and Nasdaq rules.

On December 3, 2007, Jay L. Maymudes resigned as a director and committee member of the Company.  Joseph M. Jacobs notified the Company that he would not stand for reelection as a director of the Company at the 2008 Annual Meeting of Stockholders.  There were no disagreements with the Company.

 Policy Regarding Director Attendance

The Company encourages members of its Board of Directors to attend annual stockholders meetings.  Mr. Bedford attended the 2007 Annual Meeting of Stockholders.

 CORPORATE GOVERNANCE

 Director Independence

The Board of Directors is composed of a majority of directors who satisfy the criteria for independence within the meaning of Rule 4200(a)(15) of The NASDAQ Stock Market. In determining independence, the Board of Directors affirmatively determines, among other items, whether the directors have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Applying these independence standards, the Board of Directors has determined that Messrs. Cohen, Lambert, Landesman and Plaumann are all independent directors.

 Committees of the Board of Directors

The Company has established a Compensation Committee, Audit Committee, and Nominating Committee.  Each member of the committees has been determined by the Board of Directors to be “independent” within the meaning of Rule 4200(a)(15) of The NASDAQ Stock Market and, in addition, each member of the Audit Committee is “independent” within the meaning of applicable rules and regulations of the SEC regarding the independence of audit committee members.

Compensation Committee.  The Compensation Committee reviews and recommends to the Board of Directors the salaries and benefits for all employees, consultants, directors and other individuals compensated by us. The Compensation Committee also administers our stock option and other employee benefit plans. The Compensation Committee consists of Mr. Lambert, Chair, and Messrs. Plaumann and Cohen.

Audit Committee.  The Audit Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our Audit Committee consists of Messrs. Cohen, Plaumann and Landesman, all of whom are independent within the meaning of the NASDAQ corporate governance and SEC rules. Our Board of Directors has determined that Mark Plaumann, the chairman of the Audit Committee, is an “audit committee financial expert.”

Nominating Committee.  The Nominating Committee is charged with assisting the Board of Directors in its selection of individuals as nominees for election to the Board at annual meetings of the Company’s stockholders and filing any vacancies or newly created directorships on the Board of Directors.  The Nominating Committee is currently composed of Messrs. Lambert, Landesman and Plaumann.  The Nominating Committee is newly established in April 2007.

The Nominating Committee does not set specific minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors.

The Nominating Committee considers director nominees recommended by stockholders and evaluates the qualifications of such nominees using the same selection criteria the committee uses to evaluate other potential nominees.  Stockholders who wish to submit director nominees for consideration by the Nominating Committee for election at the 2009 Annual Meeting of Stockholders may do so by submitting the information to the Board of Directors as described in “About the Meeting – How are nominees for election to our Board of Directors selected” in this Proxy Statement.

The charters of the Audit Committee, Compensation Committee and Nominating Committee are available on the Company’s website at http://www.rjet.com/investorrelations.htm.

Executive Committee.  Our Board of Directors has a standing Executive Committee which consists of Mr. Bedford. Joseph M. Jacobs, who was a member of the Executive Committee for the fiscal 2007, notified the Company that he would not stand for reelection as a director of the Company. The Executive Committee approves the Company’s charitable contributions and transactions involving the purchase and leasing of aircraft whose value does not exceed $25,000,000 individually or $440,000,000 in the aggregate for any given transaction.

 2007 Board and Committee Meetings

The Board of Directors held a total of 4 meetings in 2007. The Compensation Committee held a total of 3 meetings in 2007. The Audit Committee held a total of 6 meetings in 2007. The Nominating Committee did not meet in 2007.  All of the directors attended at least 75% of the meetings of the Board of Directors and any committees on which they served during 2007.

 Non-Employee Director Compensation for Fiscal 2007

We pay each of our non-employee directors an annual fee of $25,000 for each fiscal year in which they serve as a director and an additional fee of $1,300 for every board of directors meeting they attend. Each non-employee director also receives an additional fee of $2,500 per year for serving on the Compensation Committee and $2,500 per year for serving on the Executive Committee (as well as an additional annual fee of $2,500 per year for serving as the chairman of the executive committee and $2,500 per year for serving as the chairman of the compensation committee). In addition, each non-employee director receives an additional fee of $5,000 per year for serving on the Audit Committee (as well as an additional annual fee of $10,000 per year for serving as the chairman of the Audit Committee and an additional fee of $1,300 for every Audit Committee meeting they attend).

Each non-employee director was automatically granted options to purchase 10,000 shares of our common stock on the day prior to the commencement of the initial public offering of our common stock, with an exercise price of $13.00, our initial public offering price. Each director who first becomes a non-employee director after the initial public offering of our common stock will automatically be granted options to purchase 10,000 shares of our common stock under our 2007 Equity Incentive Plan (the “2007 Plan”) on the first trading day following his or her commencement of service as a non-employee director. In addition, each non-employee director will generally be granted an option to purchase 2,500 shares of common stock on the date of each annual meeting of stockholders at which he or she is re-elected as a non-employee director. A non-employee director is any member of our Board of Directors who is not employed by us, or is not a consultant to us or any of our subsidiaries and includes any director who serves as one of our officers but is not paid by us for this service. The exercise price per share covered by an option granted shall be equal to the fair market value of the common stock on the date of grant. Subject to remaining in continuous service with the Company through each applicable vesting date, a director’s initial option grant will become exercisable as follows: with respect to 1/24 of the shares covered thereby on the first day of each month for the first 12 months commencing after the date of the grant, and with respect to 1/48 of the shares covered thereby on the first day of each successive month for the next 24 months. Each annual option grant shall, subject to the director remaining in continuous service with the Company through each applicable vesting date, become vested with respect to 1/12 of the shares covered thereby on the first day of each month for the first 12 months commencing after the date of the grant. Upon the cessation of a non-employee director’s service, such individual will generally have 180 days to exercise all options that are exercisable on the termination date. If a director’s service terminates by reason of his or her death or disability, his or her beneficiary will generally have 12 months to exercise any portion of a director option that is exercisable on the date of death. Except as otherwise provided herein, if not previously exercised, each option granted shall expire on the tenth anniversary of the date of grant. Upon a change in control as defined in the 2007 Plan, vesting of the options held by a non-employee director will accelerate and become fully vested.

The following table relates to the compensation of our non-employee directors in 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($) (2)(3)	Total ($)
Lawrence J. Cohen	$48,100	$18,425	$66,525
Joseph M. Jacobs	$30,100	$18,425	$48,525
Douglas J. Lambert	$37,800	$18,425	$56,225
Mark E. Landesman	$43,000	$18,425	$61,425
Mark L. Plaumann	$58,100	$18,425	$76,525
Jay L. Maymudes(4)	$27,808	$18,425	$46,233

(1)
Represents (a) the annual retainer of $25,000, (b) compensation for serving on the committees, (c) compensation for serving as the chairman of the committees and (d) compensation for attendance at all Board and committee meetings.

(2)
“Option Awards” represent the dollar amount recognized as an expense with respect to non-employee directors option awards on the Company’s audited financial statements for the 2007 fiscal year in accordance with FASB Statement No. 123(R), Share-Based Payment (FASB No. 123(R)), disregarding, however, the estimate of forfeitures related to service-based vesting conditions included in such financial statements and required by FASB Statement No. 123(R).  Option expense is charged to earnings over the relevant period of vesting service.  The fair value of each option award was estimated on the date of grant using a Black-Scholes option pricing model that used the following assumptions: expected volatility of 37% to 40%, expected term of one to seven years, a risk free interest rate of 5% and a dividend yield of zero.

(3)	The aggregate number of options granted to non-employee directors for 2007 was 15,000, and the aggregate number of options awards outstanding at the fiscal year end was 87,500.
(4)	On December 3, 2007, Jay L. Maymudes resigned as a director and committee member of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires that the Company’s executive officers and directors, and any person who beneficially owns more than ten percent of the Company’s common stock, file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors, and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers, directors and owners of more than ten percent of the Company’s common stock, we believe that during fiscal 2007 our executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements, except for Douglas J. Lambert, Mark L. Plaumann, Lawrence J. Cohen, Jay L. Maymudes and Mark E. Landesman, each of whom failed to timely file one report on Form 4 and Joseph Jacobs, who failed to timely file two reports on Form 4.

 Vote Required

The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 — ELECTION OF DIRECTORS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We and the Compensation Committee believe that executive compensation should be closely related to increased stockholder value. One of our strengths contributing to the Company’s successes is a strong management team, many of whom have been with us for a number of years. The compensation program is designed to enable us to attract, retain and reward capable employees who can contribute to our continued success, principally by linking portions of compensation with the attainment of key business objectives. Performance-based compensation, equity participation and a strong alignment to stockholders’ interests are key elements of our compensation philosophy. Accordingly, our executive compensation program is designed to provide competitive compensation, support our strategic business goals and reflect our performance. The compensation program reflects the following principles:

•	Compensation should encourage increased stockholder value;

•	Compensation programs should reflect and promote our values and reward individuals for outstanding contributions towards business goals;

•	Compensation programs should enable us to attract and retain highly qualified professionals; and

•
All compensation policies and all compensation decisions are designed to reward employees, including the named executive officers, who have demonstrated the capacity to contribute to our financial and competitive performance, thereby furthering the main objective of our compensation program – increasing stockholder value.

Implementing Our Objectives

The Compensation Committee relies upon its judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, current compensation arrangements and potential to enhance stockholder value. Specific factors affecting compensation decisions for the named executives include:

•	the nature, scope and level of the executive’s responsibilities;

•	our overall performance and profitability, measured by our end-of-year and year-to-year financial and operational data;

•
the executive’s performance (which, in the case of the named executives, primarily relates to their effectiveness in leading our initiatives to increase productivity, cash flow, income and revenue growth and the value we provide to our customers); and

•	the compensation levels of executive officers at our peer group airlines.

Our named executives have employment agreements with the Company which extend until June and July of 2009. These employment agreements provide for minimum levels of base salary and bonus. The remainder of the named executives’ compensation is discretionary and is performance based. We do not adhere to rigid formulas in setting this compensation.

The financial data that we take into account in setting our executive officers’ compensation includes our revenue, pre-tax profit, “pre-tax margin,” net income and the “cost per available seat mile excluding fuel.” “Pre-tax margin” is the profitability of the Company before taxes are paid. The “pre-tax margin” is calculated by dividing pre-tax earnings by revenues and then multiplying by 100. The result is expressed as a percentage. “Cost per available seat mile” is expressed in cents to operate each seat mile offered, and is determined by dividing our total operating and interest expenses less fuel expense by “available seat miles.” “Available seat miles” is a measure of our airline flights’ carrying capacity. It is equal to the number of seats available multiplied by the number of miles flown. “Cost per available seat mile” is frequently used to allow a cost comparison between different airlines.

The operational data that we take into account in setting our executive officers’ compensation includes the number of aircraft at year end, the number of departures, the number of “block hours,” that is, hours from the departure gate to the arrival gate for our aircraft, and the number of additions to our fleet of aircraft.

We also look at the Company’s stock price and the enhanced value that the named executives provided to stockholders. The return to stockholders is an important element in determining the size of the overall compensation package awarded to our named executives and in fixing their equity grants.

We attempt to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial and operational measures as well as the performance of the Company’s common stock. Our goal is to motivate our named executives to deliver superior performance and to retain their services with the Company on a cost-effective basis.

Employment Agreements of the Named Executives

In February 2007, we increased base salaries and minimum bonuses of our named executives and granted additional options and restricted stock in the Company to our named executives.  In September 2007, we amended the employment agreements of our named executives to provide for one year extensions of the agreements.  The employment agreements with our named executives were to expire in June and July of 2008, absent the amendments. The employment agreements provide a limited amount of severance to the named executives, generally at least to the end of the employment term.

Role of the Compensation Committee and Management

Generally, our management provides our Compensation Committee with recommendations regarding the annual incentive compensation of all named executive officers and certain other employees in November of each year. The Compensation Committee believes that the management’s insight to our business as well as their experience in the airline industry combine to provide a valuable resource to the Compensation Committee with respect to our executive compensation arrangements. The management analyzes our overall performance and profitability, using both financial and operational measures, to provide a basis for the executive compensation. The management also analyzes compensation levels of similarly situated peer companies in the airline industry to ensure that our compensation arrangements are in line with companies of our size. The Compensation Committee may request additional information and analysis and ultimately determines in its discretion whether to approve any recommended changes in compensation. These determinations are made by our Compensation Committee based on its own analysis and judgment and the recommendations of the management.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the Company’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Impact of Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the annual tax deduction for public companies to $1 million for compensation paid to a company’s chief executive officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if the Code requirements are met. Because we became a public company in 2004, we are exempted from the limits of Section 162(m) with respect to compensation received from the exercise of stock options and the vesting of restricted stock granted under our 2002 Equity Incentive Plan (the “2002 Plan”).

Our annual cash compensation paid to named executive officers has not exceeded $1 million for 2007 or prior years. The 2007 Plan allows us to qualify compensation paid to the named executives as performance based if the other requirements of Section 162(m) are complied with.

While we intend to seek to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation are the retention and motivation of superior executive talent rather than tax-based considerations.

Equity Grant Practices

Option grants are made by the Compensation Committee at the times needed to meet appropriate deadlines for compensation-related decisions.  Our consistent practice is that the exercise price for every stock option is the closing price on The NASDAQ Global Select Market on the date of grant. The exercise price of options is not less than the fair market value of the shares on the date of grant.

Elements of Compensation

Our executive compensation is comprised of two principal components, namely base salary and incentives. Incentives generally consist of stock options, restricted shares and cash awards paid to our senior management executives. Non-guaranteed portions of bonuses payable to senior executives are generally tied to our overall performance and that of the executives. In addition, we offer our executive officers severance arrangements and fringe benefits and perquisites, each of which is intended to serve the overall compensation philosophy.

Base Salary.  We pay our named executive officers a base salary in order to remain competitive in the market. The Company’s salary levels for our named executive officers were set under employment agreements entered into with each named executive in 2003, as amended in 2004 and 2007. The base salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, the Company’s operational performance, general economic conditions, as well as a number of factors relating to the particular individual, including the performance of the individual executive, level of experience, ability and knowledge of the job. On an annual basis, the Compensation Committee may decide to increase the salary of our named executives.

Bonus.  In order to provide incentives for annual performance, we believe that a substantial portion of each named executive’s compensation should be in the form of a bonus. Our employment agreements with the named executives provide for minimum cash bonuses. The remainder of each executive’s bonus is determined by the Compensation Committee in its discretion. The Compensation Committee believes that such bonus is appropriate to promote our interests as well as those of our stockholders by providing our named executives with financial rewards upon achievement of specified business objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

In order to set cash bonuses for each year, the Compensation Committee examines the named executive officer’s performance during that year, the financial and operational performance of the Company relative to plan and on a year-to-year basis, and the compensation levels of similarly situated executives at our peer companies. Cash bonuses, if any, are then granted at the end of each calendar year to the named executive officers based on these factors. In addition to individual performance, we take into account various items of financial data, including revenue, pre-tax profit, “pre-tax margin,” net income and the “cost per available seat mile” excluding fuel, and operational data, including the number of aircraft at year end, the number of departures, the number of “block hours”, which are hours from the departure gate to the arrival gate for our aircraft, and the number of additions to our fleet of aircraft, in determining bonuses for each year, as well as the compensation levels of named executive officers at our peer companies.

Long-Term Incentive Awards.  The Compensation Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards which may increase in value in conjunction with an increase in the value of our common stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. We believe that these awards will provide our named executives with an incentive to remain in their positions with us.

Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of our common stock at a specified price in the future, as well as restricted stock. The grant of equity awards is based in large part on a key employee’s potential contribution to our growth and profitability, based on the Compensation Committee’s discretionary evaluation.

Options are granted at the prevailing market value of our common stock on the date of grant and will only have value if our stock price increases. On the other hand, restricted stock gives the executives the opportunity to own our stock once the restriction on the restricted stock lapses. Restricted stock serves as a reward for past performance as well as an incentive towards future performance. Because we are focused on providing incentives to our executive officers for continued growth and on providing them with tax effective compensation, most of our incentive compensation grants have been in the form of stock options. Generally, grants of options and restricted stock vest over a period of time and executives must be employed by us for such options and restricted stock to vest.

Unlike some other peer companies, we did not grant any long-term equity incentives to the named executives in 2005 or 2006. We have historically granted equity awards at the time we entered into amended employment agreements with our named executive officers, which occurred in 2004 and in 2007. We granted stock options to the named executive officers in 2004 and 2007 and granted restricted stock to our executive officers in 2007.

Effective January 1, 2006, the Company adopted SFAS 123R, Share-Based Payment, whereby the Company recognizes compensation expense for outstanding equity awards as well as future equity awards over the requisite period of service.

Because no further shares were available for future grants under the 2002 Plan, we adopted a new equity incentive plan at the 2007 Annual Meeting of Stockholders.  Under the terms of both the 2002 and 2007 Plans, awards may be made at such times and upon such vesting and other conditions as determined by the Compensation Committee, and may be made in the form of (a) stock options, including options intended to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code, and options which do not qualify as ISOs, (b) restricted shares of common stock, (c) restricted stock units, and (d) other equity-based awards related to shares of common stock, including stock appreciation rights and dividend equivalents.

Severance Arrangements.  In connection with the employment agreements we entered into with each named executive officer, the Compensation Committee determined that the adoption of a severance plan structure which is competitive with those offered by similarly situated public companies in the airline industry would advance the objectives which the Compensation Committee has established for our executive compensation program by assisting us in recruiting and retaining top-level talent. In addition, the Compensation Committee believes that formalizing our severance practices benefits us by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is severed.

The selection of the measures used to determine the amounts payable upon the happening of certain events as well as the selection of the types of events which trigger severance payments, represent the determination by the Compensation Committee and our Board of Directors regarding the best position for us to be in should any such event occur in light of the objectives which have been established for our executive compensation program. The severance plan structure also benefits us by virtue of the confidential information, non-competition, non-solicitation provisions, which inure to our benefit in the event that an eligible executive severs employment with us. See “Termination of Employment and Change-in-Control Agreements” at page 35 below for a description of the severance and non-compete provisions of the employment agreements of our named executives.

Fringe Benefits and Perquisites.  Our named executive officers are eligible to participate in 401(k), disability, medical and group insurance plans generally available to our executives.

Determining Compensation for the Named Executives in 2007

On February 20, 2007, we amended the employment agreements with our named executive officers to increase their base salaries and minimum bonuses.  In setting our executive officers’ compensation for 2007, we looked at the financial and operational data for the Company on a year-to-year basis for the years 2002 through 2006, and at the expected figures for 2007, taking into account actual results for the first quarter of 2007 and estimated results for the last three quarters of 2007. We also looked at the growth or improvement in these figures from 2005 to 2006 and compared the expected figures for 2007 with our business plan for the year 2007.

In determining each named executive’s base salary for 2007, the Compensation Committee considered our performance during 2006 and the level of compensation paid to the highest paid executive at comparable public companies. The Compensation Committee also considered competitive trends, our overall financial performance and resources, our operational performance, general economic conditions, the compensation level of similarly situated executives at our peer companies, and a number of factors relating to the executive, including the performance of the executive level of his experience, ability and knowledge of the job.

Between 2003 and 2007, we saw increases in revenue, pre-tax profit, pre-tax margin and net income, and a decrease in cost per available seat mile including interest and excluding aircraft fuel expenses from 8.36¢ to 7.58¢. Our numbers for aircraft at year end, departures, block hours and enplanements all increased steadily each year starting in 2003. Our fleet of aircraft increased steadily from 2003 to 2007. We were generally in line with our business plan for 2007 with respect to most of these figures.

In determining compensation for the year 2007, the Compensation Committee considered our financial performance, including revenue, pre-tax profit, pre-tax margin, net income and cost per available seat mile. In addition, the Committee considered our operational performance, including our numbers for aircraft, departures, block hours, enplanements and aircraft additions. In determining executive compensation for the year 2007, the Compensation Committee also considered the following operational highlights in 2007:  (i) the addition of 48 aircraft to our operation; (ii) hiring and training of 970 additional employees, including 470 pilots and 310 fight attendants; and (iii) execution of a new code-share agreement with Frontier Airlines, Inc. and the amendment of our code-share agreement with Delta Air Lines, Inc. Code sharing refers to a practice where a flight operated by us is jointly marketed as a flight for one or more other airlines. Most major airlines today have code sharing partnerships with other airlines, and code sharing is a key feature of the major airline alliances.

The Compensation Committee also considers compensation levels of the executive officers of similarly situated peer companies in the airline industry to ensure that our compensation arrangements are in line with other companies of our size; to attract and retain executive talent and to align each executive’s interests with those of stockholders. Based on this market assessment, we believe that our total compensation for the named executive officers for 2007 is competitive with our peer group. While we review the compensation of similarly situated executives at our peer companies in setting compensation levels for our named executive officers, we do not engage in benchmarking of compensation or any element of compensation.

Extension of Executive Employment Agreements and Equity Grants in 2007

The Compensation Committee took into account the actual results for 2006 and 2007, in deciding upon the extensions of the employment agreements, to June 30 and July 31, 2009, and in the equity grants we provided to our named executive officers.  In fixing the terms of the new employment agreements and equity grants in February and September of 2007, the Committee considered the Company’s superior financial and operational results for the 2006 fiscal year and the first two quarters of the 2007 fiscal year. For the full year ended December 31, 2006, operating revenues increased 25.3% to $1.14 billion, compared to $0.91 billion for the same period in 2005. The Company also reported net income of $79.5 million for 2006, or $1.82 per diluted share. Net income improved 31.0% compared to $60.7 million, or $1.66 per diluted share, in 2005.  Weighted average diluted common shares outstanding increased from 36.5 million to 43.6 million, or 19.3%, as a result of the Company’s follow on offerings of common stock in February and July 2005.  Total available seat miles (ASMs) for 2006 increased 39.4% from 2005 to 9.2 billion and block hours increased 20.0% from 2005 to over 556,000 in 2006. During the year, the Company placed into service twenty-nine 70-seat regional jet aircraft. Operating cost per ASM (CASM), including interest expense but excluding fuel decreased to 7.61¢ in 2006 from 8.10¢ in 2005.  For the six months ended June 30, 2007, operating revenues increased 12.8%, or $69.1 million, to $610.8 million compared to $541.7 million in 2006.  The Company reported net income of $38.3 million for the six months ended June 30, 2007, or $0.89 per diluted share.  Net income improved 3.0% to $38.3 million compared to $37.2 million or $0.86 per diluted share, for the same period in 2006.  During the six months ended June 30, 2007, total available seat miles (ASMs) increased 24.4% from the same period in 2006 to 5,253,942 and block hours increased 22.2% from 258,252 to 315,618.  In January 2007, we entered into a code-share agreement with Frontier, Inc.  We began flying for Frontier, Inc. in March 2007.

In setting the new employment agreements and equity awards, the Compensation Committee also considered the increased share price of the Company’s common stock, which was in the range of $20 when the Company made its determination on extension of the employment agreements in September of 2007 and in the range of $19 when the Company made its determination on equity grants in February of 2007.  By contrast, in 2006, the high and low prices of our common stock on The NASDAQ National Market (now the NASDAQ Global Select Market) were $18.49 and $13.57, and in the first three quarters of 2007, the high and low prices on The NASDAQ National Market were $23.88 and $16.70.

In approving the amended employment agreements, the Committee wanted to reward the named executives for the enhanced value they delivered to stockholders and to provide them with incentives for continued superior performance.

Bryan K. Bedford

Cash Compensation.  Mr. Bedford was awarded total cash compensation for his services to us in 2007 in the amount of $1,010,304.  Of this sum, $390,769 represents Mr. Bedford’s annual base salary for 2007 and $619,535 represents an amount paid to Mr. Bedford as a cash bonus.  The base salary and cash bonus paid to Mr. Bedford for 2007 constituted approximately 19% and 31%, respectively, of the total compensation paid to Mr. Bedford as set forth in the “Total” column in the Summary Compensation Table.

Based on the Company’s year-to-year financial and operational performance and Mr. Bedford’s having led us to improve operational and financial results for 2007, we determined to increase Mr. Bedford’s cash bonus from $599,000 in 2006 to $619,535 in 2007.

Long-Term Incentive Awards.  On December 27, 2004, the Compensation Committee granted long-term incentive awards to Mr. Bedford under the 2002 Plan in the form of stock options. Such stock options consist of (i) a stock option to purchase 240,000 shares of our common stock at a purchase price of $13.00 per share, which becomes vested and exercisable with respect to 1/24th of the shares on the last day of each calendar month beginning on July 31, 2005 (so that the option became fully exercisable on June 30, 2007) and (ii) a stock option to purchase 278,100 shares of our common stock at a purchase price of $13.00 per share, which becomes vested and exercisable with respect to 1/8th of the shares on the last day of each month beginning on December 31, 2004 (so that the option became fully exercisable on July 31, 2005).

On February 20, 2007, the Compensation Committee granted long-term incentive awards to Mr. Bedford under the 2002 Plan in the form of the following:  (a) a stock option to purchase 220,000 shares of our common stock at a purchase price of $18.59 per share and (b) restricted shares to purchase 18,817 shares of our common stock at a purchase price of $0.001 par value per share, all of which becomes vested (and exercisable in case of stock options) with respect to 1/12th of the shares on the last day of each month beginning on July 31, 2007. These long-term incentive awards were granted in conjunction with the amendment to Mr. Bedford’s employment agreement, dated February 20, 2007.

On September 4, 2007, the Compensation Committee granted to Mr. Bedford a stock option to purchase an additional 200,000 shares of our common stock at a purchase price of $19.12 per share.  These stock options become exercisable in twelve equal monthly installments on the last day of each month beginning on July 31, 2008.  These options were granted in conjunction with the amendment to Mr. Bedford’s employment agreement, dated September 5, 2007.

Employment Agreement.  We entered into an employment agreement with Mr. Bedford in July 2003. The agreement was amended in December 2004, February 20, 2007 and September 5, 2007.  Mr. Bedford’s employment agreement was amended on February 20, 2007 to extend the term of his employment until June 30, 2008 and to increase his current annual base salary and minimum cash bonus to $450,000 and $337,500, respectively.  Mr. Bedford’s employment agreement was amended on September 5, 2007 to extend the term of his employment until June 30, 2009.

Robert H. Cooper

Cash Compensation.  Mr. Cooper was awarded total cash compensation for his services to us in 2007 in the amount of $669,230.  Of this sum, $194,230 represents Mr. Cooper’s annual base salary for 2007 and $475,000 represents an amount paid to Mr. Cooper as a cash bonus.  The base salary and cash bonus paid to Mr. Cooper for 2007 constituted approximately 16% and 38%, respectively, of the total compensation paid to Mr. Cooper as set forth in the “Total” column in the Summary Compensation Table.

Based on the Company’s year-to-year financial and operational performance and Mr. Cooper’s having helped us to achieve improved results for 2007, we determined to increase Mr. Cooper’s cash bonus from $450,875 in 2006 to $475,000 in 2007.

Long-Term Incentive Awards.  On December 27, 2004, the Compensation Committee granted a long-term incentive award to Mr. Cooper under the Plan in the form of stock options.  Such stock options consist of (i) a stock option to purchase 120,000 shares of our common stock at a purchase price of $13.00 per share, which vests and becomes exercisable with respect to 1/24th of the shares on the last day of each calendar month beginning on August 31, 2005 (so that the option became fully exercisable on June 30, 2007) and (ii) a stock option to purchase 135,960 shares of our common stock at a purchase price of $13.00 per share, which vests and becomes exercisable with respect to 1/8th of the shares on the last day of each month beginning on December 31, 2004 (so that the option became fully exercisable on July 31, 2005).

On February 20, 2007, the Compensation Committee granted long-term incentive awards to Mr. Cooper under the 2002 Plan in the form of the following:  (a) a stock option to purchase 110,000 shares of our common stock at a purchase price of $18.59 per share and (b) restricted shares to purchase 9,408 shares of our common stock at a purchase price of $0.001 par value per share, all of which becomes vested (and exercisable in case of stock options) with respect to 1/12th of the shares on the last day of each month beginning on August 31, 2007. These long-term incentive awards were granted in conjunction with the amendment to Mr. Cooper’s employment agreement, dated February 20, 2007.

On September 4, 2007, the Compensation Committee granted to Mr. Cooper a stock option to purchase an additional 200,000 shares of our common stock at a purchase price of $19.12 per share.  These stock options become exercisable in twelve equal monthly installments on the last day of each month beginning on August 31, 2008.  These options were granted in conjunction with the amendment to Mr. Cooper’s employment agreement, dated September 5, 2007.

Employment Agreement.  We entered into an employment agreement with Mr. Cooper in August 2003. The agreement was amended in December 2004, February 20, 2007 and September 5, 2007.  Mr. Cooper’s employment agreement was amended on February 20, 2007 to extend the term of his employment until July 31, 2008 and to increase his annual base salary and minimum cash bonus to $225,000 and $112,500, respectively.  Mr. Cooper’s employment agreement was amended on September 5, 2007 to extend the term of his employment until July 31, 2009.

Wayne C. Heller

Cash Compensation.  Mr. Heller was awarded total cash compensation for his services to us in 2007 in the amount of $666,153.  Of this sum, $191,153 represents Mr. Heller’s annual base salary for 2007 and $475,000 represents an amount paid to Mr. Heller as a cash bonus, as determined by his employment agreement.  The base salary and cash bonus paid to Mr. Heller for 2007 constituted approximately 16% and 39%, respectively, of the total compensation paid to Mr. Heller as set forth in the “Total” column in the Summary Compensation Table.

Based on the Company’s year-to-year financial and operational performance and Mr. Heller’s having helped us to achieve improved results for 2007, we determined to increase Mr. Heller’s cash bonus from $432,756 in 2006 to $475,000 in 2007.

Long-Term Incentive Awards.  On December 27, 2004, the Compensation Committee granted a long-term incentive award to Mr. Heller under the Plan in the form of stock options.  Such stock options consist of (i) a stock option to purchase 120,000 shares of our common stock at a purchase price of $13.00 per share, which vests and becomes exercisable with respect to 1/24th of the shares on the last day of each calendar month beginning on August 31, 2005 (so that the option became fully exercisable on June 30, 2007) and (ii) a stock option to purchase 74,160 shares of our common stock at a purchase price of $13.00 per share, which vests and becomes exercisable with respect to 1/8th of the shares on the last day of each month beginning on December 31, 2004 (so that the option became fully exercisable on July 31, 2005).

On February 20, 2007, the Compensation Committee granted long-term incentive awards to Mr. Heller under the 2002 Plan in the form of the following: (a) a stock option to purchase 110,000 shares of our common stock at a purchase price of $18.59 per share and (b) restricted shares to purchase 9,408 shares of our common stock at a purchase price of $0.001 par value per share, all of which becomes vested (and exercisable in case of stock options) with respect to 1/12th of the shares on the last day of each month beginning on August 31, 2007. These long-term incentive awards were granted in conjunction with the amendment to Mr. Heller’s employment agreement, dated February 20, 2007.

On September 4, 2007, the Compensation Committee granted to Mr. Heller a stock option to purchase an additional 200,000 shares of our common stock at a purchase price of $19.12 per share.  These stock options become exercisable in twelve equal monthly installments on the last day of each month beginning on August 31, 2008.  These options were granted in conjunction with the amendment to Mr. Heller’s employment agreement, dated September 5, 2007.

Employment Agreement.  We entered into an employment agreement with Mr. Heller in August 2003. The agreement was amended in December 2004, February 20, 2007 and September 5, 2007.  Mr. Heller’s employment agreement was amended on February 20, 2007 to extend the term of his employment until July 31, 2008 and to increase his annual base salary and minimum cash bonus to $225,000 and $112,500, respectively.  Mr. Heller’s employment agreement was amended on September 5, 2007 to extend the term of his employment until July 31, 2009.

 Future Periods

The foregoing discussion describes the compensation objectives and policies which we utilized with respect to our named executive officers during 2007. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

 COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007.  In reliance on the reviews and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2007 for filing with the SEC.

By the Compensation Committee of the Board of Directors:
Douglas J. Lambert, Chair
Mark L. Plaumann
Lawrence J. Cohen

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2007

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Bryan K. Bedford President and Chief Executive Officer	2006 2007	$340,000 $390,769	$599,000 $619,535	$205,759	$314,548 $799,851	$8,892 $9,400	$1,262,440 $2,025,314
Robert H. Cooper Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2006 2007	$175,000 $194,230	$450,875 $475,000	$97,159	$157,274 $460,731	$7,000 $7,769	$790,149 $1,234,889
Wayne C. Heller Executive Vice President and Chief Operating Officer	2006 2007	$170,000 $191,153	$432,756 $475,000	$97,159	$157,274 $460,731	$4,708 $6,842	$764,738 $1,230,885

(1)	All of the salaries and bonuses for the named executives in 2006 and 2007 were paid in cash.
(2)
“Option Awards” and “Stock Awards” represent the dollar amount recognized as an expense with respect to stock and option awards on the Company’s audited financial statements for the 2007 fiscal year in accordance with FASB Statement No. 123(R), Share-Based Payment (SFAS No. 123(R)), disregarding, however, the estimate of forfeitures related to service-based vesting conditions included in such financial statements and required by FASB Statement No. 123(R). No amounts of stock or option awards were forfeited by the named executives in 2007. Expense is charged to earnings over the relevant period of vesting service and relates to the awards granted to the named executive officers in December of 2004 and February of 2007. The fair value of each award was estimated on the date of grant using a Black-Scholes option pricing model that used the following assumptions: expected volatility of 40%, expected term of four years and a risk free interest rate of two percent.

(3)	“All Other Compensation” reflects compensation paid by us to our named execute officers as 401(k) matching contributions.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Bryan K. Bedford	2/20/2007 9/4/2007	18,817	220,000 200,000	$18.59 $19.12	$816,286 $893,158
Robert H. Cooper	2/20/2007 9/4/2007	9,408	110,000 200,000	$18.59 $19.12	$408,143 $893,158
Wayne C. Heller	2/20/2007 9/4/2007	9,408	110,000 200,000	$18.59 $19.12	$408,143 $893,158

Fiscal Year 2007 Equity Awards

The stock option awards disclosed in the Grants of Plan-Based Awards Table were granted under the 2002 Plan and were granted with an exercise price per share equal to the fair market value of our common stock on the date of the grant.  The restricted stock awards disclosed in the Grants of Plan-Based Awards Table were granted under the 2002 Plan and were granted with a purchase price per share equal to the par value of the share.

The equity awards granted on February 20, 2007 vest or become exercisable in equal monthly installments on the last day of each month starting July 31, 2007 for Mr. Bedford and August 31, 2007 for Messrs. Cooper and Heller.  The stock options granted on September 4, 2007 become exercisable in equal monthly installments on the last day of each month starting July 31, 2008 for Mr. Bedford and August 31, 2008 for Messrs. Cooper and Heller.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Bryan K. Bedford	476,625 110,000 0	0 110,000(1) 200,000(3)	$13.00 $18.59 $19.12	12/27/2014 2/20/2017 9/4/2017	9,409(4)	184,303
Robert H. Cooper	45,833 0	64,167(2) 200,000(3)	$18.59 $19.12	2/20/2017 9/4/2017	5,488(5)	107,510
Wayne C. Heller	26,748 45,833 0	0 64,167(2) 200,000(3)	$13.00 $18.59 $19.12	12/27/2014 2/20/2017 9/4/2017	5,488(5)	107,510

(1)
On February 20, 2007, a stock option to purchase 220,000 shares of our common stock was granted to Mr. Bedford, which became vested and exercisable with respect to 1/12th of the shares on the last day of each month beginning on July 31, 2007.

(2)
On February 20, 2007, a stock option to purchase 110,000 shares of our common stock was granted to each of Messrs. Cooper and Heller, which became vested and exercisable with respect to 1/12th of the shares on the last day of each month beginning on August 31, 2007.

(3)
On September 4, 2007, a stock option to purchase 200,000 shares of our common stock was granted to each of Messrs. Bedford, Cooper and Heller, which become vested and exercisable with respect to 1/12th of the shares on the last day of each month beginning July 31, 2008 for Mr. Bedford and August 31, 2008 for Messrs. Cooper and Heller.

(4)
On February 20, 2007, restricted shares to purchase 18,817 shares of our common stock was granted to Mr. Bedford, which became vested with respect to 1/12th of the shares on the last day of each month beginning on July 31, 2007.

(5)
On February 20, 2007, restricted shares to purchase 9,408 shares of our common stock was granted to each of Messrs. Cooper and Heller, which became vested and exercisable with respect to 1/12th of the shares on the last day of each month beginning on August 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bryan K. Bedford	150,000	2,317,430(1)	9,408	187,407(4)
Robert H. Cooper	255,960	1,835,414(2)	3,920	78,667(5)
Wayne C. Heller	160,500	1,612,649(3)	3,920	78,667(5)

(1)
Mr. Bedford exercised (a) options to purchase 25,000 shares on January 3, 2007, with an exercise price of $1.75 and average market price of $16.98 per share; (b) options to purchase 25,000 shares on February 1, 2007, with an exercise price of $1.75 and average market price of $18.88 per share; (c) options to purchase 25,000 shares on March 1, 2007, with an exercise price of $1.75 and average market price of $19.60 per share; (d) options to purchase 25,000 shares on April 2, 2007, with an exercise price of $1.75 and average market price of $22.25 per share; (e) options to purchase 8,525 shares on May 1, 2007, with an exercise price of $1.75 and options to purchase 16,475 shares on May 1, 2007, with an exercise price of $13.00 and average market price of $21.01 per share; and (f) options to purchase 25,000 shares stock options on June 1, 2007, with an exercise price of $13.00 and average market price of $23.14 per share.

(2)
Mr. Cooper exercised (a) options to purchase 30,232 shares on February 26, 2007, with an exercise price of $13.00 and average market price of $19.75 per share; (b) options to purchase 12,000 shares on March 2, 2007, with an exercise price of $13.00 and average market price of $20.00 per share; (c) options to purchase 15,707 shares on March 6, 2007, with an exercise price of $13.00 and average market price of $20.00 per share; (d) options to purchase 36,706 shares on March 7, 2007, with an exercise price of $13.00 and average market price of $20.00 per share; (e) options to purchase 136,315 shares on March 8, 2007, with an exercise price of $13.00 and market price of $20.09 per share; (f) options to purchase 5,000 shares on April 2, 2007, with an exercise price of $13.00 and average market price of $22.69 per share; (g) options to purchase 5,000 shares on May 1, 2007, with an exercise price of $13.00 and average market price of $21.18 per share; (h) options to purchase 5,000 shares on June 1, 2007, with an exercise price of $13.00 and average market price of $23.22 per share; (i) options to purchase 5,000 shares on July 2, 2007, with an exercise price of $13.00 and average market price of $20.74 per share; and (j) options to purchase 5,000 shares on September 11, 2007, with an exercise price of $13.00 and average market price of $20.00 per share.

(3)
Mr. Heller exercised (a) options to purchase 66,301 shares on March 30, 2007, with an exercise price of $13.00 and average market price of $23.00 per share; (b) options to purchase 67,449 shares on April 3, 2007, with an exercise price of $13.00 and average market price of $23.08 per share; (c) options to purchase 400 shares on May 22, 2007, with an exercise price of $13.00 and average market price of $23.00 per share; (d) options to purchase 4,875 shares on May 23, 2007, with an exercise price of $13.00 and average market price of $23.00 per share; (e) options to purchase 8,100 shares on May 29, 2007, with an exercise price of $13.00 and average market price of $23.00 per share; and (f) options to purchase 13,375 shares on June 1, 2007, with an exercise price of $13.00 and market price of $23.18 per share.

(4)
(a) 1,568 restricted shares vested on July 31, 2007 at a purchase price of $0.001 and average market price of $19.18 per share; (b) 1,568 restricted shares vested on August 31, 2007 at a purchase price of $0.001 and average market price of $18.92 per share; (c) 1,568 restricted shares vested on September 30, 2007 at a purchase price of $0.001 and average market price of $21.07 per share; (d) 1,568 restricted shares vested on October 31, 2007 at a purchase price of $0.001 and average market price of $20.89 per share; (e) 1,568 restricted shares vested on November 30, 2007 at a purchase price of $0.001 and average market price of $20.00 per share; and (f) 1,568 restricted shares vested on December 31, 2007 at a purchase price of $0.001 and average market price of $19.46 per share.

(5)
(a) 784 restricted shares vested on August 31, 2007 at a purchase price of $0.001 and average market price of $18.92 per share; (b) 784 restricted shares vested on September 30, 2007 at a purchase price of $0.001 and average market price of $21.07 per share; (c) 784 restricted shares vested on October 31, 2007 at a purchase price of $0.001 and average market price of $20.89 per share; (d) 784 restricted shares vested on November 30, 2007 at a purchase price of $0.001 and average market price of $20.00 per share; and (e) 784 restricted shares vested on December 31, 2007 at a purchase price of $0.001 and average market price of $19.46 per share.

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

 Severance Arrangements

The Compensation Committee and our Board determined that it was in our best interests to provide severance arrangements to our named executives, based on such individual’s position with us. Accordingly, the employment agreements entered into by the named executives have terms and conditions intended to provide certain payments and benefits upon an involuntary termination of the named executive’s employment or the occurrence of certain other circumstances that may affect the named executive, including the executive’s termination of employment following a change in control of the Company. The amendments to the employment agreements, dated September 5, 2007, extended the terms of employment until June 30, 2009 in the case of Mr. Bedford and until July 31, 2009 in the case of Messrs. Cooper and Heller. Either the Company or the named executive may terminate the employment agreement by providing the other with 30 days prior written notice of termination.

If the Company terminates the agreement or the executive’s employment for cause, or if the executive terminates the agreement or his employment other than for cause, he will not be entitled to any severance or other compensation of any kind following the effective date of such termination.

General Term.  In the event a named executive’s employment is terminated by us without cause or by the executive for cause, we will pay to the executive as severance compensation in a single lump sum the annual base salary which would have been paid to him for the remainder of the term of employment had he continued to be employed by us.  In such event, Mr. Bedford’s severance payment may not be less than $337,500. Each executive officer will also receive continued medical benefits for the lesser of 12 months or the remainder of the term of employment.

We may immediately terminate a named executive’s employment for cause if the executive has (i) willfully or materially refused to perform a material part of his duties, (ii) materially breached his obligations in relation to confidential information, non-competition or non-solicitation, (iii) acted fraudulently or dishonestly to us, (iv) committed larceny, embezzlement, conversion or any other act involving the misappropriation of our funds or assets, or (v) been indicted or convicted of any felony or other crime involving an act of moral turpitude.

A named executive may terminate his employment for cause upon 20 days prior written notice to us, provided that we have the right to cure such cause within the 20-day period. In this case, cause means that (a) the duties and responsibilities of the executive have been materially diminished, (b) we have required the executive to relocate his residence from Indianapolis to another location without the consent of the executive, or (c) a change of control has occurred whereby a stockholder other than Wexford Capital LLC and affiliates acquires majority voting control, other than through a public or private offering of our common stock.

Non-Competition.  Each executive officer has agreed that during the term of the employment agreement and for a period of 12 months following the termination of the employment, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction (i) with respect to which he had a material personal involvement during the last 12 months of his employment or (ii) that could reasonably be expected to compete with our business or operations or proposed or contemplated business or transactions that are known by the executive as of the date of such termination and contemplated by us to proceed during the 12-month period following such termination.

Non-Solicitation.  Each executive officer has agreed that during the term of the employment agreement and for a period of 12 months following the termination of the employment, he will not, without our prior written consent, directly or indirectly, employ or retain, or have or cause any other person or entity or retain, any person who was employed by us while such executive was employed by us.

Confidentiality.  Each named executive has agreed that he will not disclose any confidential information or trade secrets concerning the Company and its affiliates, their personnel or operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the business of the Company and its affiliates.

Effect on Stock Options and Restricted Stock.  Stock options and restricted stock of the named executives will become fully vested on a change in control of the Company or in the event the executive’s employment is terminated other than for “cause” as defined in the executive’s employment agreement. For this purpose, a change in control of the Company means any of the following:

• there occurs any consolidation or merger in which the Company is not the continuing or surviving entity or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, subject to certain exceptions; or any sale, lease, exchange or other transfer of all or substantially all the Company’s assets;

• the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

• any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of forty percent (40%) or more of the common stock other than pursuant to a plan or arrangement entered into by such person and the Company; or

• during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority of the Board unless the election or nomination for election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office.

If a named executive’s employment is terminated due to his death, disability or retirement, then any portion of an option that is exercisable on the date of termination will remain exercisable by the executive officer during the one-year period following the date of termination. In the event of a termination due to disability or if the executive officer dies during such one-year period, then the deceased officer’s beneficiary may exercise the option, to the extent exercisable by the deceased executive officer immediately prior to his death, for a period of one year following the date of death. Retirement means the executive’s voluntary termination of employment when no ground for termination for cause exists and the executive has attained the age of sixty (60) or has attained the age of fifty-five (55) and completed at least ten (10) years of employment with the Company and its affiliates, or the executive has attained the age of fifty (50) and the Committee specifically determines that the termination of employment constitutes a “retirement” for purposes of the plan.

If a named executive’s employment is terminated by us for cause, then any stock option held by the executive officer will immediately terminate and cease to be exercisable.

If a named executive’s employment terminates for any other reason other than those described above or for no reason, then any portion of a stock option that is exercisable on the date of termination will remain exercisable by the named executive during the 30-day period following the date of termination.

Estimated Payouts on Termination of Employment.  The following table discloses the estimated payments and benefits that would be provided to each of Messrs. Bedford, Cooper and Heller applying the assumptions that each of the triggering events described in their respective employment agreements took place on December 31, 2007 and their last day of employment was December 31, 2007.

These amounts are in addition to benefits payable generally to salaried employees of the Company, such as distributions under the Company’s 401(k) plan, disability benefits and accrued vacation pay. The amounts in the table with respect to stock options and restricted stock reflect the intrinsic value (that is, the value based on the Company’s stock price, and in the case of options minus the exercise price) of the equity awards that would become exercisable or vested upon the occurrence of the various types of terminations set forth below.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.  Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Termination by Us Without Cause or Termination by Executive for Cause
	Severance Payment	Acceleration of Exercisability of Options(1)	Acceleration of Vesting of Restricted Shares(1)	Value of Medical Benefits	Total
Bryan K. Bedford	$675,000	$204,000	$184,322	$4,240	$1,067,562
Robert H. Cooper	$356,250	$158,167	$107,510	$4,240	$626,167
Wayne C. Heller	$356,250	$158,167	$107,510	$4,240	$626,167

(1)
Stock options and restricted shares generally would vest upon a termination by us of the executive without cause and upon a change in control. Based on the excess of the closing sale price of our common stock on December 31, 2007 over the exercise price for each accelerated option and restricted share.  See the Outstanding Equity Awards at December 31, 2007 Table for additional information as of December 31, 2007.

 PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee, which is composed entirely of non-employee independent directors, has selected Deloitte & Touche LLP as independent accountants to audit our books, records and accounts and those of our subsidiaries for the fiscal year 2008. Your Board of Directors has endorsed this appointment. Ratification of the appointment of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such appointment is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders. Deloitte & Touche LLP have been the independent auditors for the Company since 1998, and will serve in that capacity for 2008. A representative of Deloitte & Touche LLP will be present (either in person or by telephone) at the meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders.

 Audit and Non-Audit Fees

The Company incurred professional fees from Deloitte & Touche LLP, its principal auditor, for the following professional services:

Audit Fees.  Fees in the amount of $630,800 were billed or expected to be billed in 2007, and fees in the amount of $596,200 were billed in 2006. The fees incurred in 2007 related to the audit of the Company’s integrated annual consolidated financial statements and the review of the interim consolidated financial statements included in the Company’s quarterly reports.  For 2006, $575,700 related to the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s quarterly reports. The remainder amount of $20,500 in 2006 related to the Company’s registration statement filed with the Securities and Exchange Commission.

Audit-Related Fees.  Fees in the amount of $20,500 and $23,300 were paid in 2007 and 2006, respectively, related to the audit of the Company’s employee benefit plan.

Tax Fees.  Fees in the amount of $348,700 and $263,000 were incurred for services provided in 2007 and 2006, respectively, related to services rendered for tax compliance, tax advice and tax planning.

All Other Fees.  The Company did not incur any other fees in 2007 or 2006.

The Company’s Audit Committee has determined that the non-audit services provided by the Company’s auditors in connection with the year ended December 31, 2007 were compatible with the auditor’s independence.

 Pre-Approval Policies

The Audit Committee is required to approve in advance any audit or non-audit services performed by the Company’s independent public accountants that do not meet the pre-approval standards established by the Audit Committee. The pre-approval policies and procedures established by the Audit Committee require that the Audit Committee meet with the independent auditors and financial management to review planning, the scope of the proposed services, the procedures to be utilized, and the proposed fees. During 2007, all of the audit-related fees and tax fees were pre-approved by the Audit Committee.

 Vote Required

Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, your Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 – RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, reviewing the Company’s internal accounting procedures and considering and reporting to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors.

Management is responsible for the Company’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of the Company and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of the Company’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Review of Audited Financial Statements.  The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2007 as prepared by management and audited by Deloitte & Touche LLP, the Company’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP its independence.

Recommendation.  In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for that fiscal year.

By the Members of the Audit Committee:
Mark L. Plaumann, Chair
Lawrence J. Cohen
Mark E. Landesman

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Review and Approval of Related Party Transactions

The Audit Committee reviews and approves or ratifies any related party transaction that is required to be disclosed in our proxy statement.

As set forth in the Audit Committee charter, in the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company; and

•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

 Related Party Transactions

Employees of Wexford Capital LLC (“Wexford Capital”), an affiliate of our former majority stockholder, provided certain administrative functions to the Company, including legal services and assistance with financing transactions. The Company paid Wexford Capital approximately $324,000 for these services for the year ended December 31, 2007.

On March 16, 2007, we and WexAir RJET LLC f/k/a WexAir LLC, our former majority stockholder, entered into a Stock Purchase Agreement whereby we agreed to purchase two million shares of our common stock from WexAir RJET LLC at a price of $20.50 per share, for total consideration of $41,000,000. Settlement of the transaction occurred on March 21, 2007.

On September 4, 2007 and September 11, 2007, we and WexAir RJET LLC entered into Stock Purchase Agreements dated as of September 4, 2007 and September 11, 2007, respectively.  Pursuant to the terms of the agreements, we purchased, on September 4, 2007, two million shares and on September 11, 2007, one million shares of our common stock from WexAir RJET LLC at a price of $19.20 per share and $20.20 per share, respectively, for a total consideration of $58,600,000.  Settlement of the transactions occurred on September 7, 2007 and September 11, 2007, respectively.

In January 2008, we and an affiliate of Wexford Capital entered into an agreement to purchase shares of other corporations.

Wexford Capital has advised the Company that it and the investment funds it manages will not enter into any transaction with the Company unless the transaction is approved by the disinterested members of the Company’s Board of Directors.

The Company’s by-laws provide that any interested party transaction involving Wexford Capital, any of its affiliates and the Company, shall be approved by a majority of the Company’s directors not otherwise affiliated with Wexford Capital or any of its affiliates.

 STOCKHOLDER PROPOSALS

 Proposals of Security Holders for 2009 Annual Meeting

Stockholders desiring to submit proposals to be included in the Proxy Statement for the 2009 Annual Meeting will be required to submit them to the Company in writing on or before January 2, 2009. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. Proposals should be addressed to the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

A Stockholder proposal not included in our Proxy Statement for the 2009 Annual Meeting of Stockholders will be ineligible for presentation at the 2009 Annual Meeting, unless the stockholder gives timely notice of the proposal in writing to our Secretary no earlier than February 16, 2009 and no later than March 18, 2009. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268.

 Stockholder Communications with the Board

Stockholders and other interested parties who wish to communicate with the Company’s Board of Directors should send their correspondence to the Board of Directors, c/o the Secretary of the Company, Republic Airways Holdings Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268. Communications may be addressed to the entire Board, to a committee of the Board, or to an individual director. The Secretary or the Secretary’s designee will conduct a preliminary review of stockholder communications and decide the timing and appropriate process for providing such communications to the Board, to the committee or to the individual director to whom the communication was addressed.

 OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

 LIMITATION ON VOTING BY FOREIGN OWNERS

Our certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States if the number of such shares would exceed applicable foreign ownership restrictions. Applicable restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of our directors or other managing officers be U.S. citizens. Our certificate of incorporation also gives us the right to redeem or suspend the voting rights of our capital stock to enable us to comply with applicable restrictions. For purposes of the certificate of incorporation, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•
a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier’s total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline.

The prompt return of your proxy card will be appreciated and helpful in obtaining the necessary votes. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy card and return it in the enclosed envelope.

By Order of the Board of Directors

Robert H. Cooper
Secretary

Dated: May 2, 2008

A FULL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING TO: REPUBLIC AIRWAYS HOLDINGS INC., ATTENTION: SECRETARY OF THE COMPANY, 8909 PURDUE ROAD, SUITE 300, INDIANAPOLIS, INDIANA 46268.

REPUBLIC AIRWAYS HOLDINGS INC.

This Proxy Is Solicited By The Board of Directors

The undersigned stockholder of Republic Airways Holdings Inc. (the “Corporation”) does hereby nominate, constitute and appoint Bryan K. Bedford and Robert H. Cooper, or any or more of them, true and lawful proxy and attorney(s), with full power of substitution for the undersigned and in the name of the undersigned, place and stead, to represent and vote all of the common stock, par value $.001 per share, of the Corporation, held in the name of the undersigned on its books as of April 28, 2008, at the 2008 Annual Meeting of Stockholders to be held on Tuesday, June 3, 2008.

Proxy Voting Instructions
You may enter your voting instructions by phone at 1-800-PROXIES or on the Internet at www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the cut-off or meeting date. We believe our procedures for Internet voting are valid under Delaware law.

Internet Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the website.	OR	Telephone Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	OR	Mail Date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on Tuesday, June 3, 2008: The 2008 Proxy Statement and Annual Report to Stockholders are available at www.amstock.com/ProxyServices/ViewMaterials.asp.

ANNUAL MEETING OF STOCKHOLDERS OF

REPUBLIC AIRWAYS HOLDINGS INC.

June 3, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ý

1. Election of the following Directors:

☐           FOR ALL NOMINEES

☐           WITHHOLD AUTHORITY FOR ALL NOMINEES

☐           FOR ALL EXCEPT (see instructions below)

Nominees:             O Bryan K. Bedford

O Lawrence J. Cohen

O Douglas J. Lambert

O Mark E. Landesman

O Mark L. Plaumann

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the circle next to each nominee you wish to withhold, as shown here:  ●

2.  Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounts.

☐           FOR

☐           AGAINST

☐           ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2008 Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ADDRESSED ENVELOPE.  IF YOU DO NOT SIGN AND RETURN A PROXY OR ATTEND THE MEETING AND VOTE, YOUR SHARES CANNOT BE VOTED.

To change the address on your account, please check the box below and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.☐

Signature of Stockholder	Date
Signature of Stockholder	Date